Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-140921, 333-133194, 333-121971, and 333-140744 on Form S-3, 333-136911 on Form S-4, and 333-140912, 333-63101, 333-71990, 333-71992, 333-81134, 333-93193, 333-127890, and 333-127889 on Form S-8 of our reports dated February 27, 2008, relating to the consolidated financial statements and financial statement schedules of Integrys Energy Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), and the effectiveness of Integrys Energy Group Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Integrys Energy Group, Inc. for the year ended December 31, 2007.

Milwaukee, Wisconsin
February 27, 2008